Exhibit 99.3

Consent to be Named as a Director Nominee

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, the undersigned, hereby consent to my being named in the Registration Statement on Form S-4 of Altimar Acquisition Corp. II, and all amendments, including post-effective amendments thereto (the “Registration Statement”), as a person about to become a director of Fathom Digital Manufacturing Corporation upon completion of the Business Combination and the other transactions described in the Registration Statement.

Dated: September 20, 2021	/s/ TJ Chung
TJ Chung